EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Tuscan Holdings Corp. II (the “Company”) on Form S-1, of our report dated April 12, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Tuscan Holdings Corp. II as of March 31, 2019 and for the period from March 5, 2019 (inception) through March 31, 2019, appearing in Amendment No. 1 to the Registration Statement of Tuscan Holdings Corp. II on Form S-1, File No. 333-232205.

/s/ Marcum llp

Marcum llp

New York, NY

July 11, 2019